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                                                          EXHIBIT 2
                                                          [Form of Agreement for
                                                          Other Officers]

                               CHANGE OF CONTROL
                              EMPLOYMENT AGREEMENT


                 AGREEMENT by and between Moorco International Inc., a Delaware corporation (the "Company") and _________ _________ (the "Executive"), dated as of the 8th day of May, 1995.

                 The Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.





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                NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

                 1.  Certain Definitions.   (a)  Accrued Obligations
has the meaning set forth in Section 5(a)(i)(A).

                 (b) Affiliated Companies means all companies controlled by, controlling or under common control with the Company.

                 (c) Annual Base Salary has the meaning set forth in Section 3(b)(i).

                 (d)      Annual Bonus has the meaning set forth in Section
3(b)(ii).

                 (e)      Bonus Amount has the meaning set forth in Section
5(a)(i)A.

                 (f)      Cause has the meaning set forth in Section 4(c).

                 (g)      Change of Control means:

                          (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions





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         shall not constitute a Change of Control:  (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection
         (iii) of this definition; or

                         (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                        (iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan or related trust of the Company or such corporation resulting from such Business Combination) beneficially





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         owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                         (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.


                 (h) Change of Control Period means the period commencing on the date hereof and ending on the third anniversary of the date hereof.

                 (i) Code means the Internal Revenue Code of 1986, as amended.

                 (j) Company means Moorco International Inc. and any successor thereto.

                 (k)      Date of Termination has the meaning set forth in
Section 4(f).

                 (l) Discount Rate means the lowest yield reported in The Wall Street Journal for the first business day of the month in which the relevant payment is made pursuant to this Agreement, for U.S. Treasury Bonds and Notes maturing in the month two years after the date of payment hereunder, or if no





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such yield is reported for such month, the lowest yield reported for the immediately preceding month.

                 (m) Effective Date means the first date during the Change of Control Period on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

                 (n)      Employment Period has the meaning set forth in
Section 2.

                 (o)      Good Reason has the meaning set forth in Section 4(d).

                 (p) Holdover Period means the period following a Change of Control that (i) begins on the date that the Company provides the Executive with written notice that the Company requires the services of the Executive and
(ii) ends





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on the date specified in such notice but no later than six months after the date of the Change of Control.

                 (q)      Notice of Termination has the meaning set forth in
Section 4(e).

                 (r) Protected Period means the period of time beginning upon the later of (i) the date of a Change of Control and (ii) the last day of the Holdover Period (if any) and ending 2.2 years after such later date.

                 (s) Retirement Plans means all qualified and nonqualified retirement plans and programs of the Company and its affiliates in which the Executive participates, including without limitation and to the extent applicable, the Moorco International Inc. Retirement Income Plan, the Smith Meter, Inc. Salaried Retirement Plan, the Benefit Restoration Plan for Participants in the Moorco International Inc. Retirement Income Plan, the Supplemental Executive Retirement Plan for Participants in the Moorco International Inc. Retirement Income Plan, and the Benefit Restoration Plan for Participants in the Smith Meter, Inc. Salaried Retirement Plan.

                 (t) Retirement Severance Period means the period of 5 years following the Date of Termination.

                 (u) Severance Period means the period of 2.2 years following the Date of Termination.





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                 (v)      Window Period means the 30 days immediately following
the six-month anniversary of the Effective Date.

                 2. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending upon the expiration of the Protected Period (the "Employment Period").

                 3. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned to the Executive at any time during the 120-day period immediately preceding the Effective Date and
(B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date, or at another location not more than 25 miles from such location. If there is a Holdover Period, then notwithstanding a violation of clause (A) of the preceding sentence, the Executive shall be obligated to remain employed by the Company until the end of the Holdover Period, but such violation shall be considered to be a "Good Reason" described in clause (i) of Section 4(d) of this Agreement.





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                          (ii)  During the Employment Period, and excluding any
periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

                 (b) Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annual base





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salary ("Annual Base Salary"), which shall be payable at least monthly, at a
rate at least equal to the greater of (A) $[     ]* per annum and (B) twelve
times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

                (ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment
Period, an annual bonus (the "Annual Bonus") in cash at least equal to [    ]*
percent of the Annual Base Salary. Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is




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*   Insert present salary.

*   Insert present bonus percentage.

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awarded, unless the Executive shall elect to defer the receipt of such Annual
Bonus.

               (iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

                (iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices,





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policies and programs provided by the Company and its affiliated companies
(including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

                 (v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.





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                (vi)      Fringe Benefits.  During the Employment Period, the
Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, annual physical examinations and use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

                (vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.





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                (viii)    Vacation.  During the Employment Period, the Executive
shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

                 4. Termination of Employment. (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties.





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                 (b)      Disability means the absence of the Executive from
the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

                 (c) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean the Executive's willful dishonesty or commission of a felony for which he is convicted and which, in either case, may cause material harm to the Company. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall





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have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in the definition of "Cause" above, and specifying the particulars thereof in detail.

                 (d) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                          (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                         (ii) any failure by the Company to comply with any of the provisions of Section 3(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                        (iii) the Company's requiring the Executive to be based at any office or location other than as provided in Section 3(a)(i)(B) hereof or, in the event the Executive consents to relocation, the failure of the Company to pay (or reimburse the Executive for) all





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         reasonable moving expenses and other costs incurred by the Executive relating to a change in the Executive's principal residence in connection with such relocation, with a gross-up payment for taxes thereon, all in accordance with the Company's relocation policy as in effect immediately before the Effective Date, or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

                         (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

                          (v) any failure by the Company to comply with and satisfy Section 10(c) of this Agreement.

For purposes of this Section 4(d), any good faith determination of "Good Reason" made by the Executive shall be conclusive. Anything in this Agreement to the contrary notwithstanding: a termination by the Executive based solely upon an event described in clause (i) above, which event occurs during the Holdover Period, shall be deemed to be without Good Reason unless the Executive continues to render services to the Company pursuant to this Agreement until the end of the Holdover Period; and a termination by the Executive for any reason during the Window Period shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

                 (e) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party





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hereto given in accordance with Section 11(b) of this Agreement.  For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon,
(ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) to the extent necessary, specifies the Date of Termination (as defined below). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

                 (f) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, other than for a Good Reason specified in clause (i) of Section 4(d) that occurs during the Holdover Period, the date of receipt of the Notice of Termination or any later date specified therein (but not more than thirty days after the giving of such notice), (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such





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termination, (iii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, and (iv) if the Executive's employment is terminated by the Executive for a Good Reason specified in clause (i) of
Section 4(d) that occurs during the Holdover Period, the latest of (A) the date of receipt of the Notice of Termination, (B) the last day of the Holdover Period, and (C) any later date specified in the Notice of Termination (but not more than thirty days after the giving of such Notice).

                 5. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good
Reason:

                          (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                                  A.  the sum of (1) the Executive's Annual
                 Base Salary through the Date of Termination to the extent not
                 theretofore paid, (2) the product of (x) [    ]* percent of
                 the Annual Base Salary (the "Bonus Amount") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the "Fraction"), (3) the product of (A) the amount that the Company would have contributed to the Moorco International Inc. Incentive Savings Plan, or any successor thereto, for the Executive's account for the plan




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*   Insert current bonus percentage.

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                 year in which the Date of Termination occurs, assuming that the rate of contribution would be the same as that in effect immediately before the Change of Control (the "Savings Plan Amount") and (B) the Fraction, less (C) the amount (if any) previously contributed to such plan for the Executive's account for such plan year, and (4) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), any accrued vacation pay and pay for any earned but unutilized vacation, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) and (4) shall be hereinafter referred to as the "Accrued Obligations"); and

                                  B.  the present value (calculated using the
                 Discount Rate) of the Executive's Annual Base Salary, Bonus Amount and Savings Plan Amount for the Severance Period;

                         (ii) for the Severance Period, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(iv) of this Agreement if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility, and for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed during the Severance Period and to have retired on the last day of the Severance Period; and provided, further, that the Company shall have the option to satisfy its obligations under this clause (ii) in full by paying the Executive an additional lump sum equal to the present value (calculated using the Discount Rate) of twenty percent of the Executive's Annual Base Salary for the Severance Period;

                         (iii) the Company shall provide the Executive with a nonqualified retirement benefit (the "Additional





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         Benefit") in addition to the aggregate benefits payable to the
         Executive and his surviving spouse and/or beneficiaries under the Retirement Plans, such Additional Benefit to be payable at such times and in such form as such benefits under the Retirement Plans become payable, such that the aggregate of the Additional Benefits and the benefits payable to the Executive and his surviving spouse and/or beneficiaries under the Retirement Plans equals the benefits that would have been payable under the Retirement Plans if the Executive
         (A) had remained employed by the Company through the end of the Retirement Severance Period, (B) had received annual compensation during the Retirement Severance Period equal to the Annual Base Salary plus the Bonus Amount and (C) terminated employment on the last day of the Retirement Severance Period;

                         (iv) the Company shall, at the Company's election, transfer unencumbered title to the automobile most recently furnished to the Executive by the Company (if any), or a lump-sum cash payment equal to the then current fair market value of such automobile;

                          (v) the Company shall transfer to the Executive all club memberships maintained by the Company for the Executive at or immediately prior to the Date of Termination, to the extent such memberships are transferable;

                         (vi) the Company shall provide an outplacement service (provided by one or more firms selected by the Executive) to the Executive until the first to occur of (i) the expiration of the Severance Period or (ii) the date upon which the Executive accepts full-time employment; such service to include access to an office, routine office equipment and services necessary to conduct a job search, and employment counseling; and

                        (vii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").





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                 (b)  Death.  (i) If the Executive's employment is terminated by reason of the Executive's death during the Employment Period (other than during the Holdover Period, if any), this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(b) shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive's estate and/or the Executive's beneficiaries, as in effect on the date of the Executive's death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.

                          (ii)   If (A) the Executive's employment is terminated
by reason of the Executive's death during the Holdover Period, or (B) the Executive dies after becoming entitled to payments and benefits pursuant to
Section 5(a) above but before receiving all such payments and benefits, the Executive's surviving spouse (or if there is no such surviving spouse, the Executive's estate) shall be entitled to the payments and benefits set forth in
Section 5(a). In the case described in clause (A) of the preceding sentence, such payments and benefits shall be determined as if the Executive's employment had been terminated by the Company without Cause on the date of his death, and in both cases described in the preceding sentence, such payments and benefits shall be determined as if the Executive had survived until the expiration of the Retirement Severance Period.

                          (iii)  For purposes of this Section 5(b), the
Executive will be deemed to be in a Holdover Period for the six-month period immediately following a Change of Control unless the Executive has received written notice from the Company stating that a Holdover Period is not applicable to the Executive or unless the time period prescribed by the Company for the Holdover Period has expired.

                 (c) Disability. (i) If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period (other than during the Holdover Period, if any), this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.
With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(c) shall include without limitation, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

                          (ii)  If the Executive's employment is terminated by
reason of the Executive's Disability during the Holdover Period, the Executive shall receive the payments and benefits provided for in Section 5(a) above, as if the Executive's employment had been terminated by the Company without Cause on the Date of Termination; provided, that in lieu of the lump sum payment provided for in clause B of Section 5(a)(i), the Executive shall receive annual compensation during the Severance Period equal to the Annual Base Salary (reduced, but not below zero, by the amount of any amounts received by the Executive pursuant to any statutory disability benefit program and the Company's long-term disability program), the Bonus Amount and the Savings Plan Amount, paid on a monthly basis.

                          (iii)  For purposes of this Section 5(c), the
Executive will be deemed to be in a Holdover Period for the six-month period immediately following a Change of Control unless the Executive has received written notice from the Company stating a Holdover Period is not applicable to the Executive or unless the time period prescribed by the Company for the Holdover Period has expired.

                 (d) Cause; Other than for Good Reason. If the Executive's employment is terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) the Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for

Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

                 6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to
Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

                 7. Full Settlement; Legal Fees. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as specifically provided in Section 5(a)(ii), such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

                 8.   Certain Reductions in Payments.

                 (a) Notwithstanding any other provision of this Agreement, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value that maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Company because of
Section 280G of the Code. For purposes of this Section X, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

                 (b) All determinations required to be made under this Section 8 shall be made by Arthur Andersen LLP (the "Accounting Firm"), which shall provide detailed supporting calculations to both the Company and the Executive within 15 business days of the Date of the Change of Control and such other times as requested by the Company. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. The Executive shall determine which and how much of the Agreement Payments (or, at the election of the Executive, other Payments) shall be eliminated or reduced consistent with the requirements of this

Section 8, provided that, if the Executive does not make such determination within ten business days of the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 8 and shall notify the Executive promptly of such election.
Within five business days thereafter, the Company shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement.

                 (c)  As a result of the uncertainty in the application of
Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will have been made by the Company that should not have been made ("Overpayment") or that additional Agreement Payments that will have not been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive, which the Executive shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company (or if paid by the Executive to the Company shall be returned to the Executive) if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

                 9. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

                 10. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                 (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                 (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                 11. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the

State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                 (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                 If to the Executive:




                 If to the Company:

                 Moorco International Inc.
                 2800 Post Oak Boulevard
                 Suite 5701
                 Houston, Texas  77056-6111

                          Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                 (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                 (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                 (e) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(d)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                 (f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, prior to the Effective Date, the Executive's employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, the Executive shall not participate in the Moorco International Inc. Change in Control Severance Plan or any other severance plan or policy of the Company, and this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

                 IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.



                                                 -------------------------------
                                                           [Executive]


                                                 MOORCO INTERNATIONAL INC.


                                                 By
                                                   -----------------------------